  Exhibit 99.1
Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, EXT 107

ABMC REPORTS FIRST QUARTER 2019 RESULTS

Kinderhook, N.Y., May 20, 2019 – American Bio Medica Corporation (OTCPK: ABMC) today announced financial results for the three months ended March 31, 2019.

Chief Executive Officer Melissa A. Waterhouse stated, “New contract manufacturing sales and increased sales of products offered through distribution relationships partially offset lost government sales in the first quarter 2019 when compared to the first quarter 2018. International sales were also down in the first quarter 2019; most of which we believe is due to timing of orders. Expenses remained in line with sales and this allowed us to report a slight improvement in result from operations.”

Financial Highlights

● Net sales in the first quarter 2019 were $923,000, compared to net sales of $1,041,000 in the first quarter 2018, a decrease of $118,000, or 11.3%.

● Operating loss was $174,000 in the first quarter 2019, compared to an operating loss of $206,000 in the first quarter 2018.

● Net loss was $240,000 in the first quarter 2019, or $(0.01) per share, compared to a net loss of $267,000, or $(0.01) per share, in the first quarter 2018.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations

(unaudited)

	For the three	For the three
	months ended	months ended
	March 31, 2019	March 31, 2018

Net sales	$923,000	$1,041,000
Cost of goods sold	617,000	669,000
Gross profit	306,000	372,000

Operating expenses:
Research and development	19,000	25,000
Selling and marketing	113,000	161,000
General and administrative	348,000	392,000
Total operating expenses	480,000	578,000

Operating loss	(174,000)	(206,000)

Other expense	(66,000)	(61,000)

Net loss before tax	(240,000)	(267,000)

Income tax expense	0	0

Net loss	$(240,000)	$(267,000)

Basic & diluted (loss) / income per common share	$(0.01)	$(0.01)

Weighted average shares outstanding – basic	32,367,963	29,882,770
Weighted average shares outstanding – diluted	32,367,963	29,822,770

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets

	March 31,	December 31,
	2019 (unaudited)	2018
ASSETS
Current Assets
Cash and cash equivalents	$54,000	$113,000
Accounts receivable, net of allowance for doubtful accounts of $36,000 at both March 31, 2019 at December 31, 2018	392,000	452,000
Inventory, net of allowance of $276,000 at March 31, 2019 and $268,000 at December 31, 2018	973,000	1,019,000
Prepaid expenses and other current assets	48,000	29,000
Total current assets	1,467,000	1,613,000
Property, plant and equipment, net	699,000	718,000
Patents, net	121,000	123,000
Other assets	29,000	21,000
Total assets	$2,316,000	$2,475,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$521,000	$359,000
Accrued expenses and other current liabilities	440,000	449,000
Wages payable	276,000	278,000
Line of credit	421,000	502,000
Current portion of long-term debt	1,013,000	237,000
Total current liabilities	2,671,000	1,825,000
Long-term debt/other liabilities, net of deferred finance costs	12,000	796,000
Total liabilities	2,683,000	2,621,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Equity:
Common stock	325,000	323,000
Additional paid-in capital	21,421,000	21,404,000
Accumulated deficit	(22,113,000)	(21,873,000)
Total stockholders’ equity	(367,000)	(146,000)
Total liabilities and stockholders’ equity	$2,316,000	$2,475,000